Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
InsPro Technologies Corporation

We hereby consent to the incorporation by reference in the Registration Statements of InsPro Technologies Corporation on Forms SB-2 and S-1 (Nos. 333-123081, 333-133182, 333-142556 and 333-149015) and on Form S-8 (No. 333-142036) and the related prospectuses of our audit report dated March 25, 2011 with respect to the consolidated balance sheet at December 31, 2010 and 2009 and consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows of InsPro Technologies Corporation for the years then ended in the Form 10-K.

Boca Raton, Florida	/s/ Sherb & Co., LLP
March 31, 2011	Certified Public Accountants